Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of corporation:

Piranha Ventures, Inc

2. The articles have been amended as follows: (provide article numbers, if available)

The articles of incorporation have been amended by amending Article Four to provide for 110,000,000 shares of capital stock; Article Four now provides: The Corporation is authorized to issue a total of : 110,000,000 shares, consisting of 10,000,000 shares of preferred stock, having a par value of $0,001 per share (hereinafter referred to as “Preferred Stock”) and 100,000,000 shares of common stock having a par value $0.001 per share (“Common Stock”). The articles of incorporation have also been amended to provide for a reverse split so that on the effective date of this Amendment, the Corporation shall effect a , reverse split in its issued and outstanding shares of Common Stock so that the shares currently issued and outstanding shall be reverse split, or consolidated, on a 1:10 basis, and stockholders shall receive one share of the Corporation’s post-split Common Stock, $0.001 par value, for each 10 shares held prior to the reverse

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 82.56%

4.	Effective date of filing: (optional)	6/13/11
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

*If any proposed amendment would after or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 3-6-09